Exhibit 99.1 - News Release – Second fiscal quarter ended March 29, 2015.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports improved revenue trend

DAVENPORT, Iowa (May 7, 2015) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) earnings of 3 cents per diluted common share for its second fiscal quarter ended March 29, 2015, the same earnings as a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 2 cents, compared with earnings of 5 cents a year ago.

Mary Junck, chairman and chief executive officer, said: “We’re seeing positive results from our many sales initiatives as our operating revenue trend for the quarter improved to up 0.9% as reported and down 1.8% on a comparable basis. March especially was the bright spot, posting nearly flat revenue - our best month since April 2013. Total digital revenue increased 33.9% from the same quarter a year ago."

"Our full access subscription model is now in 43 markets, allowing subscribers to consume local news, information and advertising using all of our print and digital platforms.

“We’re focused on providing easy and effective ways for small and mid-sized local advertisers to reach more customers, and through our digital agency, we can tailor programs for larger local businesses with more specific goals. Advertisers are reaching massive audiences through our print and digital products."

She added: "For the first six months of our fiscal year, cash costs(2), on a comparable basis, decreased 1.2%. Our keen focus on business transformation allows us to improve our full-year guidance, and we now expect comparable cash costs to decrease up to 2.75% in 2015. At the same time, we remain committed to providing exceptional journalism, as evidenced by the Pulitzer Prize for Breaking News Photography recently awarded to the St. Louis Post-Dispatch. Their recent work is outstanding, and the Post-Dispatch staff is extremely deserving of this recognition."

She also noted the following financial highlights for the quarter:

•	Digital advertising revenue increased 8.3% and mobile advertising revenue, which is included in digital advertising, increased 37.9%;

•
Subscription revenue, excluding the subscription-related expense reclassification discussed more fully below, increased 4.7%, and we expect full year 2015 subscription revenue, excluding the impact of the reclassification, to increase 2.5-3.0%; and

•	Debt was reduced $20.3 million in the quarter and, when including $32 million borrowed to pay 2014 refinancing costs, debt was reduced $80.8 million in the last twelve months.

SECOND QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended March 29, 2015 totaled $155.5 million, an increase of 0.9% compared with a year ago. Excluding the impact of a subscription-related expense reclassification as a result of moving to fee-for-service delivery contracts at several of our newspapers, operating revenue decreased 1.8%. This reclassification increases both print subscription revenue and other operating expenses, with no impact on operating cash flow(2) or operating income. Certain delivery expenses were previously reported as a reduction of revenue. Tables later in this release detail the impact of the reclassification on revenue and cash costs.

Combined print and digital advertising and marketing services revenue decreased 4.9% to $97.7 million, with retail advertising down 5.1%, classified down 4.8% and national down 11.8%. Retail preprint advertising decreased 5.6%. Combined print and digital classified employment revenue decreased 5.1%, while automotive decreased 9.6%, real estate decreased 10.1% and other classified increased 0.7%. Digital advertising and marketing services revenue on a stand-alone basis increased 8.3% to $18.8 million. Print advertising and marketing services revenue on a stand-alone basis decreased 7.6%.

Subscription revenue increased 14.7%. Excluding the impact of the subscription-related expense reclassification, subscription revenue increased 4.7%. Our average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 1.0 million in the 13 weeks ended March 29, 2015. Sunday circulation totaled 1.4 million. Amounts are not comparable to the prior year period due to changes in measurements by the Alliance for Audited Media.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $27.4 million in the quarter, up 33.9%.

Cash costs increased 3.3% for the 13 weeks ended March 29, 2015. Compensation increased 3.7%, driven by increases in employee medical and pension costs, as well as compensation increases, which were partially offset by a decline in the average number of full-time equivalent employees of 3.9%. Newsprint and ink expense decreased 17.9%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 10.9%. Other operating expenses increased 5.9%. Excluding the impact of the subscription-related expense reclassification, cash costs decreased 0.2%. We expect our full year cash costs, excluding the impact of the subscription-related expense reclassification, to decrease between 2.25%-2.75% in 2015. To achieve this level of cost reduction, cash costs for the remainder of the fiscal year will need to decrease by 3.3%-4.3%, which significantly exceeds the decrease of 1.2% for the 26 weeks ended March 29, 2015. This acceleration of cost reduction in the latter half of 2015 may also have a favorable impact on the following year.

Operating cash flow decreased 7.7% from a year ago to $30.2 million. Operating cash flow margin(2) decreased to 19.4%, compared to 21.2% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $20.2 million in the current year quarter, compared with $23.7 million a year ago. Operating income margin was 13.0% in the current year quarter. The subscription-related expense reclassification reduced operating cash flow margin and operating income margin by 0.6% and 0.4%, respectively.

Non-operating expenses decreased 14.8% for the 13 weeks ended March 29, 2015. Interest expense decreased 10.5% due to lower debt balances and non-cash interest expense of $1.2 million in the prior year quarter. We recognized $1.5 million of amortization of debt refinancing costs in the current year quarter compared to $0.1 million in the prior year quarter. We recognized $2.1 million of non-operating income in the current year quarter due to the change in fair value of stock warrants issued in connection with our refinancing in 2014. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $1.8 million, compared with $1.5 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	March 29 2015		March 30 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	1,800	0.03	1,486	0.03
Adjustments:
Debt financing costs	1,493		99
Amortization of debt present value adjustment	—		1,196
Warrants fair value adjustment	(2,081)		—
Other, net	436		414
	(152)		1,709
Income tax effect of adjustments, net	(666)		(567)
	(818)	(0.02)	1,142	0.02
Income attributable to Lee Enterprises, Incorporated, as adjusted	982	0.02	2,628	0.05
SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	13 Weeks Ended
(Thousands of Dollars)	March 29 2015	March 30 2014	Percent Change

Subscription revenue, as reported	48,111	41,952	14.7
Adjustment for subscription-related expense reclassification	(4,605)	(400)	NM
Subscription revenue, as adjusted	43,506	41,552	4.7

Total operating revenue, as reported	155,529	154,093	0.9
Adjustment for subscription-related expense reclassification	(4,605)	(400)	NM
Total operating revenue, as adjusted	150,924	153,693	(1.8)

Other cash costs, as reported	55,839	52,712	5.9
Adjustment for subscription-related expense reclassification	(4,605)	(400)	NM
Other cash costs, as adjusted	51,234	52,312	(2.1)

Total cash costs, as reported	125,376	121,416	3.3
Adjustment for subscription-related expense reclassification	(4,605)	(400)	NM
Total cash costs, as adjusted	120,771	121,016	(0.2)

Approximately $4,272,000, or 92.8% of the reclassification impacts revenue and cash costs of our Lee Legacy operations, and approximately $333,000, or 7.2% impacts Pulitzer.

FULL ACCESS SUBSCRIPTION INITIATIVE

As previously reported, we launched our full access subscription initiative in our first markets a year ago. As of today, 43 markets have been launched and we are on track to launch substantially all of our remaining markets before June 2015. In most of our markets, more than 30% of our subscribers have activated their ability to access our comprehensive digital content. We expect subscription revenue for 2015, excluding the impact of the subscription-related expense reclassification, to increase 2.5-3.0%.

YEAR-TO-DATE OPERATING RESULTS(3)

Operating revenue for the 26 weeks ended March 29, 2015, totaled $331.7 million, an increase of 0.1% compared with the 26 weeks ended March 30, 2014. Excluding the impact of the subscription-related expense reclassification, operating revenue decreased 2.7%.

Combined print and digital advertising and marketing services revenue decreased 5.3% to $213.1 million, retail advertising decreased 6.0%, classified decreased 4.1% and national decreased 8.0%. Retail preprint advertising decreased 7.1%. Combined print and digital classified employment revenue decreased 1.3%, while automotive decreased 9.7%, real estate decreased 8.9% and other classified decreased 0.1%. Digital advertising and marketing services revenue on a stand-alone basis increased 7.7% to $38.8 million and now totals 18.2% of total advertising and marketing services revenue. Mobile advertising revenue increased 34.9%. Print advertising and marketing services revenue on a stand-alone basis decreased 7.8%.

Subscription revenue increased 12.7%. Excluding the impact of the subscription-related expense reclassification, subscription revenue increased 2.4%. Our average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 1.0 million in the 26 weeks ended March 29, 2015. Sunday circulation totaled 1.5 million.

Total digital revenue totaled $54.6 million year to date, up 29.7% compared with a year ago.

Cash costs for the 26 weeks ended March 29, 2015 increased 2.4% compared to the same period a year ago. Compensation increased 1.6%, with the average number of full-time equivalent employees down 3.7%. Newsprint and ink expense decreased 17.0%, primarily the result of lower newsprint prices and a reduction in newsprint volume of 12.1%. Other operating expenses increased 6.6%. Excluding the impact of the subscription-related expense reclassification, cash costs decreased 1.2%.

Operating cash flow decreased 7.2% from a year ago to $76.1 million. Operating cash flow margin decreased to 23.0% from 24.7% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income decreased to $57.7 million in the 26 weeks ended March 29, 2015, compared with $63.9 million a year ago. Operating income margin was 17.4% in the 26 weeks ended March 29, 2015. The subscription-related expense reclassification reduced operating cash flow margin and operating income margin by 0.7% and 0.5%, respectively.

Non-operating expenses decreased 6.7% in the 26 weeks ended March 29, 2015 compared to the same period a year ago. Interest expense decreased 10.1% due to lower debt balances in the current year and non-cash interest expense of $2.4 million in the prior year period. We charged $2.6 million of debt financing costs to expense in the current year period compared to $0.2 million in the prior year period. We recognized $0.8 million of non-operating income in the current year period from the change in fair value of stock warrants. Income attributable to Lee Enterprises, Incorporated for the year totaled $11.6 million, compared to income of $13.4 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			26 Weeks Ended
	March 29 2015		March 30 2014
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	11,553	0.21	13,378	0.25
Adjustments:
Debt financing costs	2,595		203
Amortization of debt present value adjustment	—		2,394
Warrants fair value adjustment	(779)		—
Other, net	382		577
	2,198		3,174
Income tax effect of adjustments, net	(1,031)		(1,079)
	1,167	0.02	2,095	0.04
Income attributable to Lee Enterprises, Incorporated, as adjusted	12,720	0.24	15,473	0.29

SUBSCRIPTION EXPENSE RECLASSIFICATION

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	26 Weeks Ended
(Thousands of Dollars)	March 29 2015	March 30 2014	Percent Change

Subscription revenue, as reported	98,509	87,405	12.7
Adjustment for subscription-related expense reclassification	(9,412)	(400)	NM
Subscription revenue, as adjusted	89,097	87,005	2.4

Total operating revenue, as reported	331,683	331,478	0.1
Adjustment for subscription-related expense reclassification	(9,412)	(400)	NM
Total operating revenue, as adjusted	322,271	331,078	(2.7)

Other cash costs, as reported	115,021	107,870	6.6
Adjustment for subscription-related expense reclassification	(9,412)	(400)	NM
Other cash costs, as adjusted	105,609	107,470	(1.7)

Total cash costs, as reported	255,552	249,483	2.4
Adjustment for subscription-related expense reclassification	(9,412)	(400)	NM
Total cash costs, as adjusted	246,140	249,083	(1.2)

Approximately $8,716,000, or 92.6% of the reclassification impacts revenue and cash costs of our Lee Legacy operations, and approximately $696,000, or 7.4% impacts Pulitzer.

DEBT AND FREE CASH FLOW(2)

Debt was reduced $20.3 million in the quarter and $40.5 million for the fiscal year to date. As of March 29, 2015 the principal amount of debt was $764.3 million. Including $32.0 million borrowed to pay 2014 refinancing costs that has since been repaid, debt has been reduced $80.8 million in the last twelve months ended March 29, 2015.

Unlevered free cash flow(2) totaled $31.4 million in the current year quarter compared to $32.2 million in the same quarter a year ago. Unlevered free cash flow totaled $77.2 million for the fiscal year to date compared to $82.3 million a year ago and $154.2 million over the last twelve months. Liquidity at March 29, 2015 totaled $44.0 million compared to $27.4 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-554-1422 and entering a conference passcode of 598707 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.0 million daily and 1.5 million Sunday, reaching over three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	March 29 2015	March 30 2014	Percent Change	March 29 2015	March 30 2014	Percent Change

Advertising and marketing services:
Retail	61,520	64,806	(5.1)	138,332	147,084	(6.0)
Classified:
Employment	7,646	8,060	(5.1)	15,070	15,269	(1.3)
Automotive	6,242	6,904	(9.6)	13,580	15,043	(9.7)
Real estate	3,708	4,125	(10.1)	7,782	8,544	(8.9)
All other	10,377	10,304	0.7	20,739	20,757	(0.1)
Total classified	27,973	29,393	(4.8)	57,171	59,613	(4.1)
National	5,375	6,094	(11.8)	12,526	13,611	(8.0)
Niche publications and other	2,797	2,427	15.2	5,113	4,802	6.5
Total advertising and marketing services revenue	97,665	102,720	(4.9)	213,142	225,110	(5.3)
Subscription	48,111	41,952	14.7	98,509	87,405	12.7
Commercial printing	2,774	2,992	(7.3)	5,591	6,023	(7.2)
Digital services and other	6,979	6,429	8.6	14,441	12,940	11.6
Total operating revenue	155,529	154,093	0.9	331,683	331,478	0.1
Operating expenses:
Compensation	61,236	59,071	3.7	123,173	121,212	1.6
Newsprint and ink	7,661	9,334	(17.9)	16,507	19,895	(17.0)
Other operating expenses	55,839	52,712	5.9	115,021	107,870	6.6
Workforce adjustments	640	299	NM	851	506	68.2
Cash costs	125,376	121,416	3.3	255,552	249,483	2.4
Operating cash flow	30,153	32,677	(7.7)	76,131	81,995	(7.2)
Depreciation	4,686	5,275	(11.2)	9,301	10,407	(10.6)
Amortization	6,880	6,916	(0.5)	13,760	13,809	(0.4)
Loss (gain) on sales of assets, net	5	(1,641)	NM	(252)	(1,631)	(84.5)
Equity in earnings of associated companies	1,653	1,593	3.8	4,410	4,512	(2.3)
Operating income	20,235	23,720	(14.7)	57,732	63,922	(9.7)
Non-operating income (expense):
Financial income	102	101	1.0	180	221	(18.6)
Interest expense	(18,403)	(20,552)	(10.5)	(37,193)	(41,379)	(10.1)
Debt financing costs	(1,493)	(99)	NM	(2,595)	(203)	NM
Other, net	2,318	27	NM	1,140	121	NM
	(17,476)	(20,523)	(14.8)	(38,468)	(41,240)	(6.7)
Income before income taxes	2,759	3,197	(13.7)	19,264	22,682	(15.1)
Income tax expense	717	1,492	(51.9)	7,215	8,875	(18.7)
Net income	2,042	1,705	19.8	12,049	13,807	(12.7)
Net income attributable to non-controlling interests	(242)	(219)	10.5	(496)	(429)	15.6
Income attributable to Lee Enterprises, Incorporated	1,800	1,486	21.1	11,553	13,378	(13.6)

Earnings per common share:
Basic	0.03	0.03	—	0.22	0.26	(15.4)
Diluted	0.03	0.03	—	0.21	0.25	(16.0)

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 29 2015	March 30 2014	March 29 2015	March 30 2014	March 29 2015

Advertising and marketing services	97,665	102,720	213,142	225,110	430,034
Subscription	48,111	41,952	98,509	87,405	187,931
Other	9,753	9,421	20,032	18,963	38,937
Total operating revenue	155,529	154,093	331,683	331,478	656,902
Compensation	61,236	59,071	123,173	121,212	245,015
Newsprint and ink	7,661	9,334	16,507	19,895	34,606
Other operating expenses	55,839	52,712	115,021	107,870	226,480
Depreciation and amortization	11,566	12,191	23,061	24,216	49,293
Loss (gain) on sales of assets, net	5	(1,641)	(252)	(1,631)	217
Impairment of goodwill and other assets	—	—	—	—	868
Workforce adjustments	640	299	851	506	1,610
Total operating expenses	136,947	131,966	278,361	272,068	558,089
Equity in earnings of TNI and MNI	1,653	1,593	4,410	4,512	8,195
Operating income	20,235	23,720	57,732	63,922	107,008
Adjusted to exclude:
Depreciation and amortization	11,566	12,191	23,061	24,216	49,293
Loss (gain) on sales of assets, net	5	(1,641)	(252)	(1,631)	217
Impairment of intangible and other assets	—	—	—	—	868
Equity in earnings of TNI and MNI	(1,653)	(1,593)	(4,410)	(4,512)	(8,195)
Operating cash flow	30,153	32,677	76,131	81,995	149,191
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,212	2,031	5,969	5,952	11,252
Adjusted to exclude:
Stock compensation	640	420	1,083	684	1,880
Adjusted EBITDA(2)	33,005	35,128	83,183	88,631	162,323
Adjusted to exclude:
Ownership share of TNI and MNI EBITDA (50%)	(2,212)	(2,031)	(5,969)	(5,952)	(11,252)
Add (deduct):
Distributions from TNI and MNI	3,128	2,494	6,072	5,309	10,760
Capital expenditures, net of insurance proceeds	(2,128)	(2,600)	(5,675)	(4,895)	(12,604)
Pension contributions	(435)	(705)	(435)	(705)	(1,252)
Cash income tax refunds (payments)	68	(103)	64	(117)	6,203
Unlevered free cash flow	31,426	32,183	77,240	82,271	154,178
Add (deduct):
Financial income	102	101	180	221	344
Interest expense to be settled in cash	(18,404)	(19,356)	(37,193)	(38,984)	(75,539)
Debt financing costs paid	(65)	(266)	(82)	(268)	(31,401)
Free cash flow	13,059	12,662	40,145	43,240	47,582

SELECTED LEE LEGACY(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 29 2015	March 30 2014	March 29 2015	March 30 2014	March 29 2015

Advertising and marketing services	69,018	72,055	149,073	155,263	300,629
Subscription	32,513	26,727	66,058	55,477	124,574
Other	8,593	8,412	17,374	16,629	33,952
Total operating revenue	110,124	107,194	232,505	227,369	459,155
Compensation	46,273	44,123	92,519	89,948	183,212
Newsprint and ink	5,727	6,733	12,250	14,070	25,263
Other operating expenses	31,919	28,633	65,497	57,754	126,716
Depreciation and amortization	7,884	8,226	15,834	16,309	32,198
Loss (gain) on sales of assets, net	4	(1,635)	(75)	(1,650)	213
Impairment of goodwill and other assets	—	—	—	—	868
Workforce adjustments	241	122	313	171	693
Total operating expenses	92,048	86,202	186,338	176,602	369,163
Equity in earnings of MNI	444	313	1,556	1,443	3,498
Operating income	18,520	21,305	47,723	52,210	93,490
Adjusted to exclude:
Depreciation and amortization	7,884	8,226	15,834	16,309	32,198
Loss (gain) on sales of assets, net	4	(1,635)	(75)	(1,650)	213
Impairment of intangible and other assets	—	—	—	—	868
Equity in earnings of MNI	(444)	(313)	(1,556)	(1,443)	(3,498)
Operating cash flow	25,964	27,583	61,926	65,426	123,271
Add:
Ownership share of MNI EBITDA (50%)	898	646	2,906	2,673	6,137
Adjusted to exclude:
Stock compensation	640	420	1,083	684	1,880
Adjusted EBITDA	27,502	28,649	65,915	68,783	131,288
Adjusted to exclude:
Ownership share of MNI EBITDA (50%)	(898)	(646)	(2,906)	(2,673)	(6,137)
Add (deduct):
Distributions from MNI	1,250	1,250	3,000	2,750	5,000
Capital expenditures, net of insurance proceeds	(1,438)	(2,082)	(3,518)	(4,245)	(8,961)
Pension contributions	—	—	—	—	(87)
Cash income tax refunds (payments)	157	(103)	153	(117)	4
Intercompany charges not settled in cash	(2,318)	(2,099)	(4,636)	(4,198)	(10,116)
Other	—	—	—	—	(2,000)
Unlevered free cash flow	24,255	24,969	58,008	60,300	108,991
Add (deduct):
Financial income	102	101	180	221	344
Interest expense to be settled in cash	(18,086)	(18,206)	(36,415)	(36,561)	(73,345)
Debt financing costs paid	(65)	(266)	(82)	(268)	(31,393)
Free cash flow	6,206	6,598	21,691	23,692	4,597

SELECTED PULITZER(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 29 2015	March 30 2014	March 29 2015	March 30 2014	March 29 2015

Advertising and marketing services	28,647	30,665	64,069	69,847	129,405
Subscription	15,598	15,225	32,451	31,928	63,357
Other	1,160	1,009	2,658	2,334	4,985
Total operating revenue	45,405	46,899	99,178	104,109	197,747
Compensation	14,963	14,948	30,654	31,264	61,803
Newsprint and ink	1,934	2,601	4,257	5,825	9,343
Other operating expenses	23,920	24,079	49,524	50,116	99,764
Depreciation and amortization	3,682	3,965	7,227	7,907	17,095
Loss (gain) on sales of assets, net	1	(6)	(177)	19	4
Workforce adjustments	399	177	538	335	917
Total operating expenses	44,899	45,764	92,023	95,466	188,926
Equity in earnings of TNI	1,209	1,280	2,854	3,069	4,697
Operating income	1,715	2,415	10,009	11,712	13,518
Adjusted to exclude:
Depreciation and amortization	3,682	3,965	7,227	7,907	17,095
Loss (gain) on sales of assets, net	1	(6)	(177)	19	4
Equity in earnings of TNI	(1,209)	(1,280)	(2,854)	(3,069)	(4,697)
Operating cash flow	4,189	5,094	14,205	16,569	25,920
Add:
Ownership share of TNI EBITDA (50%)	1,314	1,385	3,063	3,279	5,115
Adjusted EBITDA	5,503	6,479	17,268	19,848	31,035
Adjusted to exclude:
Ownership share of TNI EBITDA (50%)	(1,314)	(1,385)	(3,063)	(3,279)	(5,115)
Add (deduct):
Distributions from TNI	1,878	1,244	3,072	2,559	5,760
Capital expenditures, net of insurance proceeds	(690)	(518)	(2,157)	(650)	(3,643)
Pension contributions	(435)	(705)	(435)	(705)	(1,165)
Cash income tax refunds (payments)	(89)	—	(89)	—	6,199
Intercompany charges not settled in cash	2,318	2,099	4,636	4,198	10,116
Other	—	—	—	—	2,000
Unlevered free cash flow	7,171	7,214	19,232	21,971	45,187
Deduct:
Interest expense to be settled in cash	(318)	(1,150)	(778)	(2,423)	(2,194)
Debt financing costs paid	—	—	—	—	(8)
Free cash flow	6,853	6,064	18,454	19,548	42,985

REVENUE BY REGION

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars)	March 29 2015	March 30 2014	Percent Change	March 29 2015	March 30 2014	Percent Change

Midwest	94,995	94,702	0.3	204,261	206,647	(1.2)
Mountain West	31,017	30,419	2.0	66,757	65,103	2.5
West	10,520	10,144	3.7	22,484	21,806	3.1
East/Other	18,997	18,828	0.9	38,181	37,922	0.7
Total	155,529	154,093	0.9	331,683	331,478	0.1

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 29 2015	September 28 2014
Cash	11,350	16,704
Debt (Principal Amount):
Revolving Facility	—	5,000
1st Lien Term Loan	205,250	226,750
Notes	400,000	400,000
2nd Lien Term Loan	150,000	150,000
Pulitzer Notes	9,000	23,000
	764,250	804,750

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			26 Weeks Ended
	March 29 2015	March 30 2014	Percent Change	March 29 2015	March 30 2014	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	2,128	2,600	(18.2)	5,675	4,895	15.9
Newsprint volume (Tonnes)	12,462	13,981	(10.9)	26,279	29,911	(12.1)
Average full-time equivalent employees	4,312	4,486	(3.9)	4,384	4,551	(3.7)
Average common shares - basic (Thousands of Shares)	52,494	52,223	0.5	52,482	52,151	0.6
Average common shares - diluted (Thousands of Shares)	53,875	53,798	0.1	53,916	53,541	0.7
Shares outstanding at end of period (Thousands of Shares)				54,528	53,596	1.7

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation and 50% of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs are defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of TNI and MNI and curtailment gains. Operating Cash Flow Margin is defined as operating cash flow divided by operating revenue. The terms operating cash flow and EBITDA are used interchangeably.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, distributions from TNI and MNI and cash income tax refunds, minus equity in earnings of TNI and MNI, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

We also present selected information for Lee Legacy and Pulitzer Inc. ("Pulitzer"). Lee Legacy constitutes the business of the Company excluding Pulitzer, a wholly-owned subsidiary of the Company.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.